Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

December 22, 2016

CONE Midstream Partners LP

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Ladies and Gentlemen:

We have acted as special counsel to CONE Midstream Partners LP, a Delaware limited partnership (the “Partnership”), CONE Midstream Finance Corp. (“Finance Corp.”) and CONE Midstream Operating Company LLC (“CONE Operating”) in connection with the preparation of a registration statement on Form S-3, as amended, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on or around the date hereof. The Registration Statement relates to the offering (the “Offering”), from time to time, as set forth in the Registration Statement of: (i) common units representing limited partner interests in the Partnership (“Common Units”); (ii) preferred units representing limited partner interests in the Partnership; and (iii) debt securities that may be a) issued by Finance Corp. or b) co-issued by Finance Corp. and the Partnership or c) co-issued by Finance Corp. and CONE Operating; to be issued and sold from time to time pursuant to Rule 415 of the Act. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Registration Statement (the “Discussion”).

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters

ANDREWS KURTH KENYON LLP

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presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP